Exhibit 99.1

Forbion European Acquisition Corp. Announces Pricing of $110 Million Initial Public Offering

NAARDEN, THE NETHERLANDS, December 9, 2021 (PRNewswire) — Forbion European Acquisition Corp. (the “Company”) today announced the pricing of its initial public offering of 11,000,000 units at a price of $10.00 per unit. The units are expected to be listed for trading on the Nasdaq Global Market under the ticker symbol “FRBNU” beginning December 10, 2021. Each unit consists of one of the Company’s Class A ordinary shares and one-third of one redeemable warrant with each whole warrant exerciseable to purchase one Class A ordinary share at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Company expects that its Class A ordinary shares and warrants will be listed on the Nasdaq Global Market under the symbols “FRBN” and “FRBNW,” respectively.

The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. The Company’s efforts to identify a prospective business combination opportunity will not be limited to a particular industry or geographic region.

UBS Investment Bank and Kempen & Co are acting as joint book-running managers. The Company has granted the underwriters a 45-day option to purchase up to 1,650,000 additional units at the initial public offering price to cover over-allotments, if any.

The public offering is being made only by means of a prospectus. When available, copies of the prospectus relating to the offering may be obtained from UBS Securities LLC, Attention: Prospectus Department, 1285 Avenue of the Americas, New York, NY 10019, by telephone at (888) 827-7275 or by email at ol-prospectus-request@ubs.com, or Kempen & Co, Attention John McGowan, by telephone at 1-212-37600132 or by email at John.McGowan@kempenusa.com.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (“SEC”) on December 9, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering is expected to close on December 14, 2021, subject to customary closing conditions.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the Company’s plans with respect to the target industry for a potential business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the Company will ultimately complete a business combination transaction. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies of these documents are available on the SEC’s website, at www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

To find out more visit www.forbion-feac.com

Contact:

Media Relations

Laura Asbjornsen

Head of Communications

Forbion

laura.asbjornsen@forbion.com

Investor Relations

Jasper Bos

Chief Executive Officer

Forbion European Acquisition Corp.

jasper.bos@forbion.com

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